Exhibit 99.1

AmericanWest Bancorporation

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT

This Amendment dated effective September 26, 2006 amends the Nonqualified Stock Option Agreement between AmericanWest Bancorporation and Robert M. Daugherty dated effective September 20, 2004 (the “Option Agreement”).

The parties desire to amend the Option Agreement to conform the term of the Option to the original intent of the parties for the Option to expire after ten years and to reflect the intended vesting schedule, as was agreed upon by the parties in the Employment Agreement dated effective September 20, 2004. The parties also desire to amend the Option to increase the exercise price on those shares vesting after December 31, 2004 to the fair market value as of the date of grant, September 20, 2004, to prevent the Option from being deemed “deferred compensation” under Section 409A of the Internal Revenue Code.

1.	The exercise price for those shares vesting after December 31, 2004 is increased to $18.71 per share.

2.	Section 9 is amended in its entirety to read as follows:

“9. Term of Option. This Option may be exercised on or before September 19, 2014 and may be exercised during such term only in accordance with the Plan and the terms of this Option.”

3.	Section 2(a) shall be amended in its entirety to read as follows:

“a. Vesting Schedule. Subject to section 7, which provides for acceleration of this Option in the event of a Change of Control, this Option shall be exercisable during its term in accordance with the provisions of section 5 of the Plan and the following vesting schedule:

Vesting Date	Number of Covered Shares Vesting
9/20/04	14,709
9/20/05	24,709
9/20/06	34,709
9/20/07	44,709
9/20/08	54,709

4.	Except as specifically amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ Robert M. Daugherty
Robert M. Daugherty

AmericanWest Bancorporation

By:	/s/ Donald Swartz
Donald Swartz, Chairman of the Compensation Committee